TRANSFER AGENCY AND SERVICE AGREEMENT

FEE SCHEDULE

Effective December 1, 2019

Fee Schedule for Services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Institutional Class, Administrative Class, Investor Class and Retirement Class, as applicable, of the following Funds:

DOMESTIC EQUITY	FIXED INCOME
Harbor Capital Appreciation Fund	Harbor Convertible Securities Fund
Harbor Strategic Growth Fund	Harbor High-Yield Bond Fund
Harbor Mid Cap Growth Fund	Harbor High-Yield Opportunities Fund
Harbor Mid Cap Fund	Harbor Core Bond Fund
Harbor Small Cap Growth Fund	Harbor Bond Fund
Harbor Small Cap Growth Opportunities Fund
Harbor Large Cap Value Fund	MONEY MARKET
Harbor Mid Cap Value Fund	Harbor Money Market Fund
Harbor Small Cap Value Fund
Harbor Small Cap Value Opportunities Fund	HARBOR ROBECO
Harbor Robeco US Conservative Equities Fund
INTERNATIONAL AND GLOBAL EQUITY	Harbor Robeco International Conservative Equities Fund
Harbor International Fund	Harbor Robeco Global Conservative Equities Fund
Harbor Diversified International All Cap Fund	Harbor Robeco Emerging Markets Conservative Equities Fund
Harbor Overseas Fund	Harbor Robeco Emerging Markets Active Equities Fund
Harbor Focused International Fund
Harbor International Growth Fund
Harbor International Small Cap Fund
Harbor Global Leaders Fund
Harbor Emerging Markets Equity Fund

Fees for the Institutional Class and Administrative Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.09% of the average daily net assets for the preceding month.

Fees for the Investor Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.21% of the average daily net assets for the preceding month.

Fees for the Retirement Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.01% of the average daily net assets for the preceding month.

All mass mailings to shareholders shall be the responsibility of each Fund, except that Harbor Services Group, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR FUNDS on behalf of each of the Funds listed above	HARBOR SERVICES GROUP, INC.

Erik D. Ojala, Chief Compliance Officer	Gregg M. Boland, President